Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Prudential Institutional Liquidity Portfolio, Inc. – Institutional Money Market Series:

We consent to the incorporation by reference in the registration statement (Nos. 811-05336 and 033-17224) on Form N-1A of Prudential Institutional Liquidity Portfolio, Inc. – Institutional Money Market Series (hereafter referred to as the “Fund”) of our report dated May 27, 2008, with respect to the statement of assets and liabilities of the Fund, including the portfolio of investments, as of March 31, 2008, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the five-year period then ended, which report appears in the March 31, 2008 annual report on Form N-CSR of the Fund.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

KPMG LLP

New York, New York

May 27, 2008